Exhibit 10.1

Amendment No. 15 to
Loan and Servicing Agreement

This AMENDMENT NO. 15 TO LOAN AND SERVICING AGREEMENT (the “Amendment”), dated as of December 29, 2021 (the “Amendment Effective Date”), is entered into by and among ARES CAPITAL CP FUNDING LLC, a Delaware limited liability company, as the borrower (the “Borrower”), ARES CAPITAL CORPORATION, a Maryland corporation, as the servicer (the “Servicer”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as the agent (the “Agent”), WELLS FARGO BANK, NATIONAL ASSOCIATION, BANK OF AMERICA, N.A., SAMPENSION LIVSFORSIKRING A/S, and ARKITEKTERNES PENSIONSKASSE, PENSIONSKASSEN FOR JORDBRUGSAKADEMIKERE OG DYRLAEGER (each, a “Lender” and together, the “Lenders”), and U.S. BANK NATIONAL ASSOCIATION, as Trustee, Bank, and Collateral Custodian (in such capacities, “U.S. Bank”);

WHEREAS, Canadian Imperial Bank of Commerce shall become a Lender under the Loan Agreement as of the date hereof;

WHEREAS, the Borrower, the Agent, the Lenders, Wells Fargo Bank, National Association, as the Swingline Lender, the Servicer, U.S. Bank and each of the other lenders, are party to the Loan and Servicing Agreement, dated as of January 22, 2010 (as amended, modified, waived, supplemented, restated or replaced from time to time, prior to the date hereof, the “Loan and Servicing Agreement”); and

WHEREAS, the parties hereto desire to amend the Loan and Servicing Agreement in accordance with the provisions thereof and subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1.      Defined Terms. Terms used but not defined herein have the respective meanings given to such terms in the Loan and Servicing Agreement.

ARTICLE II

Amendments to Loan and Servicing Agreement

SECTION 2.1.      As of the Amendment Effective Date, the Loan and Servicing Agreement is hereby amended to:

(a) delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages attached as Appendix A hereto; and

(b) delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages attached as Appendix B hereto.

ARTICLE III

Representations and Warranties

SECTION 3.1.      Each of the Borrower and the Servicer hereby represents and warrants (as to itself) to the Agent that, as of the date first written above, (i) no Unmatured Event of Default, Event of Default or Servicer Termination Event has occurred and is continuing and (ii) the representations and warranties of the Borrower and the Servicer contained in the Loan and Servicing Agreement are true and correct in all material respects on and as of such day (other than any representation and warranty that is made as of a specific date).

ARTICLE IV

Conditions Precedent

SECTION 4.1.      This Amendment shall become effective as of the date hereof upon:

(a)            the execution and delivery of this Amendment by each party hereto;

(b)           the Agent shall have received satisfactory evidence that the Borrower has obtained all required consents and approvals of all Persons to the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby;

(c)            the Lenders shall have received the executed legal opinion or opinions of Latham & Watkins LLP, and any applicable local counsel to the Borrower, in form and substance acceptable to the Agent in its reasonable discretion;

(d)            each of the Agent and the Lender have received all fees due and payable to such Person; and

(e)            the Agent shall have received, with a copy for each Lender, certificates dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of the Borrower.

2

ARTICLE V

Miscellaneous

SECTION 5.1.      Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.2.      Severability Clause. In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 5.3.      Ratification. Except as expressly amended hereby, the Loan and Servicing Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment shall form a part of the Loan and Servicing Agreement for all purposes.

SECTION 5.4.      Counterparts. The parties hereto may sign one or more copies of this Amendment in counterparts, all of which together shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 5.5.      Headings. The headings of the Articles and Sections in this Amendment are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 5.6.      Direction to Execute.  The Lenders hereby authorize and direct U.S. Bank in each of its capacities to execute this Amendment.

SECTION 5.7.      Execution. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment or any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other state laws based on the Uniform Electronic Transactions Act, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

[Signature Pages Follow]

3

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

ARES CAPITAL CP FUNDING LLC

By:	/s/ Joshua Bloomstein
Name: Joshua Bloomstein
Title: Authorized Signatory

[Signature Page to Amendment No. 15 to LSA]

ARES CAPITAL CORPORATION, as the Servicer

By:	/s/ Joshua Bloomstein
Name: Joshua Bloomstein
Title: Authorized Signatory

[Signature Page to Amendment No. 15 to LSA]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Agent

By:	/s/ Steve Sebo
Name: Steve Sebo
Title: Director

[Signature Page to Amendment No. 15 to LSA]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Steve Sebo
Name: Steve Sebo
Title: Director

[Signature Page to Amendment No. 15 to LSA]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Ben Holcombe
Name: Ben Holcombe
Title: Vice President

[Signature Page to Amendment No. 15 to LSA]

U.S. BANK NATIONAL ASSOCIATION, as Trustee, Bank and Collateral Custodian

By:	/s/ Ralph J. Creasia, Jr.
Name: Ralph J. Creasia, Jr.
Title: Senior Vice President

[Signature Page to Amendment No. 15 to LSA]

SAMPENSION LIVSFORSIKRING A/S, as a Lender

By:	/s/ Kim Majker
Name: Kim Majker
Title: Senior Portfolio Manager

By:	/s/ Anders Tauber Lassen
Name: Anders Tauber Lassen
Title: Head of Credit

[Signature Page to Amendment No. 15 to LSA]

ARKITEKTERNES PENSIONSKASSE, as a Lender

By:	/s/ Kim Majker
Name: Kim Majker
Title: Senior Portfolio Manager

By:	/s/ Anders Tauber Lassen
Name: Anders Tauber Lassen
Title: Head of Credit

[Signature Page to Amendment No. 15 to LSA]

PENSIONSKASSEN FOR JORDBRUGSAKADEMIKERE OG DYRLÆGER, as a Lender

By:	/s/ Kim Majker
Name: Kim Majker
Title: Senior Portfolio Manager

By:	/s/ Anders Tauber Lassen
Name: Anders Tauber Lassen
Title: Head of Credit

[Signature Page to Amendment No. 15 to LSA]

CANADIAN IMPERIAL BANK OF COMMERCE, as a Lender

By:	/s/ Kathryn Lagroix
Name: Kathryn Lagroix
Title: Executive Director

[Signature Page to Amendment No. 15 to LSA]

APPENDIX A

EXECUTION ~~COPY~~

VERSION

Conformed through Amendment No. ~~14~~15

Up to U.S. $1,525,000,000

LOAN AND SERVICING AGREEMENT

Dated as of January 22, 2010

Among

ARES CAPITAL CP FUNDING LLC,

as the Borrower

and

ARES CAPITAL CORPORATION,

as the Servicer and the Transferor

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as the Agent and the Swingline Lender

and

EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO,

as the Lenders

and

U.S. BANK NATIONAL ASSOCIATION,

as the Collateral Custodian, Trustee and the Bank

TABLE OF CONTENTS

Page

ARTICLE I.	DEFINITIONS	2

Section 1.01	Certain Defined Terms.	2
Section 1.02	Other Terms.	~~53~~60
Section 1.03	Computation of Time Periods.	~~53~~60
Section 1.04	Interpretation.	~~53~~60

ARTICLE II.	THE FACILITY	~~54~~61

Section 2.01	Advances.	~~54~~61
Section 2.02	Procedure for Advances.	~~56~~63
Section 2.03	Determination of Yield.	~~57~~64
Section 2.04	Remittance Procedures.	~~58~~65
Section 2.05	Instructions to the Trustee and the Bank.	~~62~~69
Section 2.06	Borrowing Base Deficiency Payments.	~~62~~69
Section 2.07	Substitution and Sale of Loan Assets; Affiliate Transactions.	~~62~~70
Section 2.08	Payments and Computations, Etc.	~~68~~75
Section 2.09	Fees.	~~69~~77
Section 2.10	Increased Costs; Capital Adequacy.	~~70~~77
Section 2.11	Taxes.	~~71~~79
Section 2.12	Collateral Assignment of Agreements.	~~74~~81
Section 2.13	Grant of a Security Interest.	~~74~~82
Section 2.14	Evidence of Debt.	~~75~~82
Section 2.15	Survival of Representations and Warranties.	~~75~~82
Section 2.16	Release of Loan Assets.	~~75~~83
Section 2.17	Treatment of Amounts Paid by the Borrower.	~~76~~83
Section 2.18	Prepayment; Termination.	~~76~~83
Section 2.19	Extension of Stated Maturity Date and Reinvestment Period.	~~77~~84
Section 2.20	Collections and Allocations.	~~77~~84
Section 2.21	Reinvestment of Principal Collections.	~~78~~86
Section 2.22	Additional Lenders; Increase of Commitment.	~~79~~86
Section 2.23	Defaulting Lenders.	~~80~~87
Section 2.24	Mitigation Obligations; Replacement of Lenders.	~~81~~89
Section 2.25	Refunding of Swingline Advances.	~~83~~90
Section 2.26	Effect of Benchmark Transition Event.	91

ARTICLE III.	CONDITIONS PRECEDENT	~~84~~93

Section 3.01	Conditions Precedent to Effectiveness.	~~84~~93
Section 3.02	Conditions Precedent to All Advances.	~~84~~94
Section 3.03	Advances Do Not Constitute a Waiver.	~~87~~96
Section 3.04	Conditions to Pledges of Loan Assets.	~~87~~96

ARTICLE IV.	REPRESENTATIONS AND WARRANTIES	~~88~~98

Section 4.01	Representations and Warranties of the Borrower.	~~88~~98
Section 4.02	Representations and Warranties of the Borrower Relating to the Agreement and the Collateral Portfolio.	~~96~~106
Section 4.03	Representations and Warranties of the Servicer.	~~98~~107
Section 4.04	Representations and Warranties of the Trustee.	~~102~~111
Section 4.05	Representations and Warranties of each Lender.	~~102~~112
Section 4.06	Representations and Warranties of the Collateral Custodian.	~~103~~112

ARTICLE V.	GENERAL COVENANTS	~~103~~113

Section 5.01	Affirmative Covenants of the Borrower.	~~103~~113
Section 5.02	Negative Covenants of the Borrower.	~~110~~120
Section 5.03	Affirmative Covenants of the Servicer.	~~114~~124
Section 5.04	Negative Covenants of the Servicer.	~~119~~129
Section 5.05	Affirmative Covenants of the Trustee.	~~121~~130
Section 5.06	Negative Covenants of the Trustee.	~~121~~131
Section 5.07	Affirmative Covenants of the Collateral Custodian.	~~121~~131
Section 5.08	Negative Covenants of the Collateral Custodian.	~~121~~131
Section 5.09	Covenants of the Borrower Relating to Hedging of Loan Assets.	~~122~~131

ARTICLE VI.	ADMINISTRATION AND SERVICING OF CONTRACTS	~~123~~133

Section 6.01	Appointment and Designation of the Servicer.	~~123~~133
Section 6.02	Duties of the Servicer.	~~125~~135
Section 6.03	Authorization of the Servicer.	~~127~~137
Section 6.04	Collection of Payments; Accounts.	~~128~~138
Section 6.05	Realization Upon Loan Assets.	~~130~~139
Section 6.06	Servicing Compensation.	~~130~~140
Section 6.07	Payment of Certain Expenses by Servicer.	~~130~~140
Section 6.08	Reports to the Agent; Account Statements; Servicing Information.	~~131~~141
Section 6.09	Annual Statement as to Compliance.	~~133~~143
Section 6.10	Annual Independent Public Accountant’s Servicing Reports.	~~133~~143
Section 6.11	The Servicer Not to Resign.	~~134~~144

ARTICLE VII.	EVENTS OF DEFAULT	~~134~~144

Section 7.01	Events of Default.	~~134~~144
Section 7.02	Additional Remedies of the Agent.	~~138~~148

ARTICLE VIII.	INDEMNIFICATION	~~141~~151

Section 8.01	Indemnities by the Borrower.	~~141~~151
Section 8.02	Indemnities by Servicer.	~~144~~154

Section 8.03	Legal Proceedings.	~~146~~156
Section 8.04	After-Tax Basis.	~~147~~157
Section 8.05	Benefit of Indemnity.	~~147~~157

ARTICLE IX.	THE AGENT	~~147~~157

Section 9.01	The Agent.	~~147~~157

ARTICLE X.	TRUSTEE	~~152~~162

Section 10.01	Designation of Trustee.	~~152~~162
Section 10.02	Duties of Trustee.	~~152~~162
Section 10.03	Merger or Consolidation.	~~154~~164
Section 10.04	Trustee Compensation.	~~154~~164
Section 10.05	Trustee Removal.	~~155~~164
Section 10.06	Limitation on Liability.	~~155~~165
Section 10.07	Trustee Resignation.	~~156~~166

ARTICLE XI.	MISCELLANEOUS	~~156~~167

Section 11.01	Amendments and Waivers.	~~156~~167
Section 11.02	Notices, Etc.	~~158~~168
Section 11.03	No Waiver; Remedies.	~~161~~171
Section 11.04	Binding Effect; Assignability; Multiple Lenders.	~~161~~172
Section 11.05	Term of This Agreement.	~~162~~173
Section 11.06	GOVERNING LAW; JURY WAIVER.	~~163~~173
Section 11.07	Costs, Expenses and Taxes.	~~163~~173
Section 11.08	No Proceedings.	~~164~~174
Section 11.09	Recourse Against Certain Parties.	~~164~~174
Section 11.10	Execution in Counterparts; Severability; Integration.	~~165~~175
Section 11.11	Consent to Jurisdiction; Service of Process.	~~165~~176
Section 11.12	Characterization of Conveyances Pursuant to the Purchase and Sale Agreements.	~~166~~176
Section 11.13	Confidentiality.	~~167~~178
Section 11.14	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.	~~169~~179
Section 11.15	Waiver of Set Off.	~~170~~180
Section 11.16	Headings and Exhibits.	~~170~~180
Section 11.17	Ratable Payments.	~~170~~180
Section 11.18	Breaches of Representations, Warranties and Covenants.	~~170~~181
Section 11.19	Assignments of Loan Assets.	~~171~~181
Section 11.20	Affirmation.	~~171~~181
Section 11.21	Covered Transactions.	~~171~~182

ARTICLE XII.	COLLATERAL CUSTODIAN	~~171~~182

Section 12.01	Designation of Collateral Custodian.	~~171~~182
Section 12.02	Duties of Collateral Custodian.	~~172~~182
Section 12.03	Merger or Consolidation.	~~175~~185
Section 12.04	Collateral Custodian Compensation.	~~175~~185
Section 12.05	Collateral Custodian Removal.	~~175~~185
Section 12.06	Limitation on Liability.	~~175~~186
Section 12.07	Collateral Custodian Resignation.	~~176~~187
Section 12.08	Release of Documents.	~~177~~187
Section 12.09	Return of Required Loan Documents.	~~178~~188
Section 12.10	Access to Certain Documentation and Information Regarding the Collateral Portfolio; Audits of Servicer.	~~178~~188
Section 12.11	Custodian as Agent of Trustee.	~~178~~189
Section 12.12	Recognition of the U.S. Special Resolution Regimes.	~~179~~189

This LOAN AND SERVICING AGREEMENT (as amended, restated, supplemented or modified from time to time, the “Loan and Servicing Agreement”) is made as of January 22, 2010, among:

(1)            ARES CAPITAL CP FUNDING LLC, a Delaware limited liability company (together with its successors and assigns in such capacity, the “Borrower”);

(2)            ARES CAPITAL CORPORATION, a Maryland corporation, as the Servicer (as defined herein) and the Transferor (as defined herein);

(3)            WELLS FARGO BANK, NATIONAL ASSOCIATION, as agent (together with its successor and assigns in such capacity, the “Agent”) and as swingline lender (together with its successor and assigns in such capacity, the “Swingline Lender”);

(4)            EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO, as a Lender; and

(5)            U.S. BANK NATIONAL ASSOCIATION (“U.S. Bank”), as the Trustee (together with its successors and assigns in such capacity, the “Trustee”), the Bank (as defined herein) and the Collateral Custodian (together with its successors and assigns in such capacity, the “Collateral Custodian”).

PRELIMINARY STATEMENT

WHEREAS, certain parties hereto were party to a Sale and Servicing Agreement, dated as of November 3, 2004, by and among the Servicer, as the servicer, the Transferor, as the originator, the Borrower, as the borrower, Ares CP Funding II LLC, as the guarantor, Variable Funding Capital Company LLC (“VFCC”), as a conduit purchaser, the Note Purchaser, as an institutional purchaser, Wells Fargo Securities, LLC (f/k/a Wachovia Capital Markets, LLC) (together with its successors and assigns, “WFS”), as the administrative agent and as the purchaser agent for VFCC, Ares Capital CP Funding II, as the guarantor (the “Guarantor”) the Trustee, as the trustee, and Lyon Financial Services, Inc. d/b/a U.S. Bank Portfolio Services (“Lyon”), as the backup servicer (as amended, restated, supplemented or modified prior to the date hereof, the “Original Agreement”);

WHEREAS, certain parties hereto are party to an Amended and Restated Sale and Servicing Agreement, dated as of January 22, 2010, by and among the Servicer, as the servicer, the Transferor as the originator, the Borrower, as the borrower, Wells Fargo Bank, National Association, in its individual capacity (together with its successors and assigns, “Wells Fargo”), as the note purchaser, WFS, as the administrative agent, and U.S. Bank, as the collateral custodian, trustee and bank (as amended, restated, supplemented or modified prior to the date hereof, (the “Restatement Agreement”) that amended and restated the Original Agreement;

control by, a common Financial Sponsor; provided, further, that, for the purposes of Section 2.07(b), Section 2.07(g), Section 4.01(ii), Section 4.03(q), Section 5.01(p) and Section 5.03(j) of this Agreement, as well as Section 4.1(ii) and Section 5.2(j)(v) of each of the Purchase and Sale Agreements, the term “Affiliate” shall not include any Excluded Affiliate.

“Agent” means Wells Fargo, in its capacity as agent for the Lenders, together with its successors and assigns, including any successor appointed pursuant to Article IX.

“Agent Fee” means the “agent fee” set forth in the Wells Fargo Fee Letter.

“Agented Note” means any Loan Asset (i) originated as a part of a syndicated loan transaction that has been closed (without regard to any contemporaneous or subsequent syndication of such Loan Asset) prior to such Loan Asset becoming part of the Collateral Portfolio and (ii) with respect to which, upon an assignment of the note under the Purchase and Sale Agreements to the Borrower, the Borrower, as assignee of the note, will have all of the rights but none of the obligations of the Transferor with respect to such note and the Underlying Collateral.

“Aggregate Funded Coupon” means, as of any date of determination, the sum of, for each Eligible Loan Asset included in the Collateral Portfolio that is a Fixed Rate Loan Asset, the product of (i) the current per annum rate at which such Eligible Loan Asset provides payment of interest in cash (including, for any PIK Loan Asset, only the required current cash pay interest rate thereon) multiplied by (ii) the Adjusted Borrowing Value of such Eligible Loan Asset.

“Aggregate Funded Spread” means, as of any date of determination, the sum of:

(a)            in the case of each Eligible Loan Asset (other than any Floor Obligation) included in the Collateral Portfolio that is a Floating Rate Loan Asset that bears interest at a spread over the Ares LIBOR Rate, (i) the stated interest rate spread on such Eligible Loan Asset (including, for any PIK Loan Asset, only the required current cash pay interest rate thereon) above the Ares LIBOR Rate on such date multiplied by (ii) the Adjusted Borrowing Value of such Eligible Loan Asset; and

(b)            in the case of each Floor Obligation included in the Collateral Portfolio and each other Eligible Loan Asset included in the Collateral Portfolio that is a Floating Rate Loan Asset that bears interest at a spread over an index other than the Ares LIBOR Rate, (i) the excess of the sum of such spread and such index (including in the case of each Floor Obligation, the “floor” rate) on such Eligible Loan Asset (including, for any PIK Loan Asset, only the required current cash pay interest rate thereon) above the Ares LIBOR Rate on such date multiplied by (ii) the Adjusted Borrowing Value of such Eligible Loan Asset.

“Agreement” means this Loan and Servicing Agreement, as the same may be amended, restated, supplemented and/or otherwise modified from time to time hereafter.

“Announcements” has the meaning specified in Section 2.26(f).

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Borrower, the Servicer, the Transferor or any of their respective Subsidiaries is located or doing business.

“Anti-Money Laundering Laws” means Applicable Law in any jurisdiction in which the Borrower, the Servicer, the Transferor or any of their respective Subsidiaries are located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Law” means for any Person all existing and future laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority which are applicable to such Person (including, without limitation, predatory lending laws, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z”, the Servicemembers Civil Relief Act of 2003 and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer credit laws and equal credit opportunity and disclosure laws) and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Percentage” means (a) with respect to any First Lien Loan Asset, ~~65~~70%, (b) with respect to any First Lien Last Out Loan Asset, 55% and (c) with respect to any Second Lien Loan Asset, 35%.

“Applicable Spread” means, for any date of determination ~~(x)~~, from and including the ~~Ninth Amendment Effective Date to but excluding the Eleventh Amendment Effective Date, in the event that the Yield Rate is calculated utilizing LIBOR 2.15% per annum, and in the event that the Yield Rate is calculated utilizing the Base Rate, 1.15% per annum and (y) from and including the Eleventh~~Fifteenth Amendment Effective Date, in the event that the Yield Rate is calculated utilizing LIBOR ~~2.00~~or the Benchmark Replacement, 1.90% per annum, and in the event that the Yield Rate is calculated utilizing the Base Rate, 1.00% per annum.

“Approval Notice” means, with respect to any Eligible Loan Asset, the written notice, in substantially the form attached hereto as Exhibit A, evidencing the approval by the Agent, in its sole discretion, of the conveyance of such Eligible Loan Asset by the Transferor to the Equityholder pursuant to the terms of the First Tier Purchase and Sale Agreement and by the Equityholder to the Borrower pursuant to the terms of the Second Tier Purchase and Sale Agreement and the Assignments by which the Transferor effects such conveyance.

“Approved Lender” means any prospective Lender that acting, for its own account, in the aggregate owns and invests on a discretionary basis, not less than $25,000,000 in investments.

“Asset Specific Hedged Loan Asset” means any Loan Asset for which the Borrower has entered into an Asset Specific Hedge. If an Asset Specific Hedge effectively provides for the conversion of a fixed rate of interest under the related Loan Asset to a floating rate of interest, such Loan Asset will, for all purposes under this Agreement, (i) be considered a Floating Rate Loan Asset and (ii) be deemed to pay interest at a floating rate equal to the implied spread over LIBOR to be received by the Borrower under such Asset Specific Hedge. If an Asset Specific Hedge effectively provides for the conversion of a floating rate of interest under the related Loan Asset to a fixed rate of interest, such Loan Asset will, for all purposes under this Agreement, (a) be considered a Fixed Rate Loan Asset and (b) be deemed to pay interest at a fixed rate to be received by the Borrower under the related Asset Specific Hedge.

“Assigned Documents” has the meaning assigned to that term in Section 2.12.

“Assigned Value” means, with respect to each Loan Asset, as of any date of determination and expressed as a percentage of the principal balance of such Loan Asset (exclusive of Accreted Interest), the lower of (x) the amount (not greater than par) paid by the Borrower to acquire such Loan Asset from the Equityholder (in each case, expressed exclusive of Accreted Interest) or (y) the value determined by the Agent, in its sole reasonable discretion, as of the applicable Cut-Off Date, subject to the following terms:

(a)           If a Value Adjustment Event of the type described in clauses (~~ii~~i)~~, (iv) or~~ through (vi~~) of the definition thereof with respect to such Loan Asset occurs, the Assigned Value of such Loan Asset will be zero.~~

(b)           ~~If a Value Adjustment Event of the type described in clauses (i), (iii) or (v~~) of the definition thereof with respect to such Loan Asset occurs, ~~“~~the Assigned Value” may be amended at any time ~~by the Agent, in its sole discretion~~ (provided that, after the initial amendment to the Assigned Value with respect to any Loan Asset, any additional amendment (other than an amendment as a result of the occurrence of a separate Value Adjustment Event) shall only be on a quarterly ~~or monthly~~ basis, ~~as applicable,~~ after receipt by the Agent from the Servicer of the applicable financial information with respect to such Loan Asset), thereafter by the Administrative Agent, in its sole discretion.

(b) ~~(c)~~     The Assigned Value of any Loan Asset may be increased at the sole reasonable discretion of the Agent upon improvement in the Net Leverage Ratio or the Interest Coverage Ratio of such Loan Asset, as the case may be, as part of a Value Adjustment Event. The Assigned Value of any Loan Asset whose Assigned Value is lower than 100% may be increased at the sole reasonable discretion of the Agent (i)(x) upon the cure of any Value Adjustment Event with respect to such Loan Asset or (y) if the Net Leverage Ratio for such Loan Asset is at least ~~0.50~~0.75x lower than the Net Leverage Ratio calculated as of the applicable Cut-Off Date and (ii) upon the written request of the Borrower.

The Agent shall promptly notify the Servicer of any change effected by the Agent of the Assigned Value of any Loan Asset; provided that, solely with respect to the occurrence of a Value Adjustment Event of the type described in clause (i)(y) of the definition thereof,

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark (x) if such then-current Benchmark is a term rate, any tenor for such Benchmark or (y) otherwise, any payment period for interest calculated with reference to such Benchmark that is or may be used for determining the length of a Remittance Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Remittance Period” pursuant to Section 2.26.

“Average Life” means, for any Loan Asset, as of any date of determination, the number determined by multiplying the amount of each Scheduled Payment of principal to be paid after such date of determination by the number of years (rounded to the nearest hundredth) from such date of determination until such Scheduled Payment of principal is due.

“Bail-In Action” has the meaning assigned to that term in Section 11.14.

“Bail-In Legislation” has the meaning assigned to that term in Section 11.14.

“Bank” means U.S. Bank, in its capacity as the “Bank” pursuant to each of the Collection Account Agreement and the Unfunded Exposure Account Agreement.

“Bankruptcy Code” means Title 11, United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.

“Bankruptcy Event” shall be deemed to have occurred with respect to a Person if either:

(i)            a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets under any Bankruptcy Laws, or any similar action with respect to such Person, in each case, under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(ii)           such Person shall commence a voluntary case or other proceeding under any Bankruptcy Laws now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or all or substantially all of its assets under any Bankruptcy Laws, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.

“Bankruptcy Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Bankruptcy Proceeding” means any case, action or proceeding before any court or other Governmental Authority relating to any Bankruptcy Event.

“Base Rate” means, on any date, a fluctuating per annum interest rate equal to the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 0.5%.

“Benchmark” means, initially, LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBOR or the applicable then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.26.

“Benchmark Replacement” means ~~the sum of: (a~~, for any Available Tenor:

(a)           with respect to any Benchmark Transition Event or Early Opt-in Election with respect to a then-current Benchmark, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(i)            the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;

(ii)           the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;

(iii)           the sum of: (A) the alternate benchmark rate ~~(which may include Term SOFR)~~ that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate ~~of interest~~ as a replacement ~~to LIBOR for United States dollars~~ for such Benchmark for Dollar-denominated syndicated credit facilities at such time and (~~b~~B) the related Benchmark Replacement Adjustment; or

(b)           with respect to any Term SOFR Transition Event, the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;

provided that, ~~if the Benchmark Replacement as so determined~~(i) in the case of clause (a)(i), if, after consultation with the other Lenders, the Administrative Agent decides that Term SOFR is not administratively feasible for the Administrative Agent, then Term SOFR will be deemed unable to be determined for purposes of this definition and (ii) in the case of clause (a)(i) or clause (b) of this definition, the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (a)(i), (a)(ii) or (a)(iii) or clause (b) of this definition would be less than ~~zero~~the Floor, the Benchmark Replacement will be deemed to be ~~zero~~the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of ~~LIBOR (or a~~any then-current Benchmark ~~Replacement that is not Term SOFR)~~ with an Unadjusted Benchmark Replacement for ~~each~~any applicable Remittance Period~~,~~ and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(a)           for purposes of clauses (a)(i) and (a)(ii) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(i)            the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Remittance Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement;

(ii)           the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Remittance Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Available Tenor of such Benchmark;

(b)           for purposes of clause (a)(iii) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of ~~LIBOR~~such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of ~~LIBOR~~such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for ~~United States dollars~~ Dollar-denominated syndicated credit facilities ~~at~~; and

(c)           for purposes of clause (b) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Remittance Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of such Benchmark Replacement with a SOFR-based rate;

provided that, (x) in the case of clause (a) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion and (y) if such then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement that will replace such Benchmark in accordance with Section 2.26 will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be, with respect to each Unadjusted Benchmark Replacement having a payment period for interest calculated with reference thereto, the Available Tenor that has approximately the same length (disregarding business day adjustments) as such ~~time~~payment period.

“Benchmark Replacement Conforming Changes” means with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Prime Rate,” the definition of “Ares LIBOR Rate,” the definition of “Ares Prime Rate,” the definition of “Federal Funds Rate,” the definition of “Remittance Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Benchmark Replacement Date” means, the ~~earlier~~earliest to occur of the following events with respect to ~~LIBOR~~any then-current Benchmark:

(a)           ~~(1)~~ in the case of clause (~~1~~a) or (~~2~~b) of the definition of “Benchmark Transition Event,” the later of (~~a~~i) the date of the public statement or publication of information referenced therein and (~~b~~ii) the date on which the administrator of ~~LIBOR~~such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide ~~LIBOR; or~~

~~(2~~             all Available Tenors of such Benchmark (or such component thereof) ;

(b)           in the case of clause (~~3~~c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(c)           in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Administrative Agent has provided the Term SOFR Notice to the Lenders and the Borrower pursuant to Section 2.26; and

(d)           in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, the occurrence of one or more of the following events with respect to ~~LIBOR~~any then-current Benchmark:

(a)           ~~(1)~~ a public statement or publication of information by or on behalf of the administrator of ~~LIBOR~~such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide ~~LIBOR~~all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~LIBOR~~any Available Tenor of such Benchmark (or such component thereof);

(b)           ~~(2)~~ a public statement or publication of information by the regulatory supervisor for the administrator of ~~LIBOR~~such Benchmark (or the published component used in the calculation thereof), the ~~U.S.~~ Federal Reserve ~~System~~Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for ~~LIBOR~~such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for ~~LIBOR~~such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for ~~LIBOR~~such Benchmark (or such component), which states that the administrator of ~~LIBOR~~such Benchmark (or such component) has ceased or will cease to provide ~~LIBOR~~all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~LIBOR~~any Available Tenor of such Benchmark (or such component thereof); or

(c)           ~~(3)~~ a public statement or publication of information by the regulatory supervisor for the administrator of ~~LIBOR~~such Benchmark (or the published component used in the calculation thereof) announcing that ~~LIBOR is~~all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition ~~Start Date” means: (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable~~Event” will be deemed to have occurred with respect to any Benchmark ~~Replacement Date and (ii) if such Benchmark Transition Event is~~if a public statement or publication of information ~~of a prospective event, the~~ 90th day prior to the expected date of such event as of such public statement or publication of ~~information~~set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or ~~if~~ the ~~expected date of such prospective event is fewer than 90 days after~~ such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Agent or the Required Lenders, as applicable, by notice to the Borrower (in such case of such notice by the Agent or Required Lenders), the Agent ~~(in the case of such notice by the Required Lenders), the Servicer and the Lenders~~published component used in the calculation thereof).

“Benchmark Unavailability Period” means ~~if a Benchmark Transition Event and~~ its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the ~~extent that LIBOR has not been replaced with a Benchmark Replacement~~, the period (if any) (x) beginning at the time that ~~such~~a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced ~~LIBOR~~the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section ~~11.01~~2.26 and (y) ending at the time that a Benchmark Replacement has replaced ~~LIBOR~~the then-current Benchmark for all purposes hereunder ~~pursuant to~~and under any Transaction Document in accordance with Section ~~11.01~~2.26.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan Investor” means a “benefit plan investor” as defined in Department of Labor regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, and includes an employee benefit plan that is subject to the fiduciary responsibility provisions of Title I of ERISA, a plan that is subject to Section 4975 of the Code, and an entity the underlying assets of which are deemed to include plan assets.

“BHC Act Affiliate” means the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

Borrowing Value of all Eligible Loan Assets to such Obligors may exceed 6.0% but shall not exceed 7.5% of the Maximum Facility Amount;

(iii)          the aggregate Adjusted Borrowing Value of all Eligible Loan Assets that are Second Lien Loan Assets shall not exceed 20% of the aggregate Adjusted Borrowing Value of all Eligible Loan Assets;

(iv)          the aggregate Adjusted Borrowing Value of all Eligible Loan Assets that are First Lien Last Out Loan Assets and Eligible Loan Assets that are Second Lien Loan Assets shall not exceed 40% of the aggregate Adjusted Borrowing Value of all Eligible Loan Assets;

(v)           the aggregate Adjusted Borrowing Value of all Eligible Loan Assets that are Fixed Rate Loan Assets shall not exceed 15% of the aggregate Adjusted Borrowing Value of all Eligible Loan Assets; provided that Asset Specific Hedged Loan Assets shall be considered Fixed Rate Loan Assets or Floating Rate Loan Assets, as applicable, as provided in the definition thereof;

(vi)          the aggregate Adjusted Borrowing Value of all Eligible Loan Assets that pay interest in cash less frequently than quarterly shall not exceed 15% of the aggregate Adjusted Borrowing Value of all Eligible Loan Assets;

(vii)         the aggregate Outstanding Balances and Exposure Amounts of all Eligible Loan Assets that are Revolving Loan Assets and the Exposure Amounts of Eligible Loan Assets that are Delayed Draw Loan Assets shall not exceed 10% of the aggregate Adjusted Borrowing Value of all Eligible Loan Assets;

(viii)        the aggregate Adjusted Borrowing Value of all Eligible Loan Assets that are Partial PIK Loan Assets shall not exceed 10% of the aggregate Adjusted Borrowing Value of all Eligible Loan Assets; and

(ix)           the aggregate Adjusted Borrowing Value of all Eligible Loan Assets that are Participation Interests shall not exceed (i) during the Acquisition Participation Elevation Period, 10.0% and (ii) thereafter, 0.0%.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlled Accounts” means the Collection Account and the Unfunded Exposure Account.

“Corresponding Tenor” means, with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Party” means any Secured Party that is one of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b), or any subsidiary of such a covered bank to which 12 C.F.R. Part 47 applies in accordance with 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Cut-Off Date” means, with respect to each Loan Asset, the date such Loan Asset is Pledged hereunder.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Default Funding Rate” means a floating interest rate per annum equal to 4.00% plus LIBOR; provided that if any Lender shall have notified the Agent that a Eurodollar Disruption Event has occurred, the Default Funding Rate with respect to Advances of such Lender shall be equal to the Base Rate plus 3.00% until such Lender shall have notified the Agent that such Eurodollar Disruption Event has ceased, at which time the Default Funding Rate with respect to Advances of such Lender shall again be equal to LIBOR for such date plus 4.00%.

“Default Right” means the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (i) has failed to fund any portion of the Advances or participations in Swingline Advances required to be funded by it hereunder within one Business Day (or, solely in the case of a European Lender that receives the applicable Notice of Borrowing after 9:00 a.m. (New York City time) on the second Business Day prior to the related Advance Date, two Business Days and (a) Wells Fargo, in its sole discretion, agrees for such two Business Day period to fund the amount that was to be funded by the European Lender and (b) the European Lender agrees to reimburse Wells Fargo within two (2) Business Days for any amounts paid pursuant to clause (a) above) of the date required to be funded by it hereunder, (ii) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless such amount is the subject of a good faith dispute, (iii) has notified the Borrower, the Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or generally under other agreements in which it commits or is obligated to extend credit or (iv) has (or, with respect to such Lender (x) the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender and/or (y) any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender, has) become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Delayed Draw Loan Asset” means a Loan Asset that is fully committed on the initial funding date of such Loan Asset and is required to be fully funded in one or more installments on draw dates to occur after the initial funding of such Loan Asset but which, once all such installments have been made, has the characteristics of a Term Loan Asset.

“Designated Lender” means Wells Fargo, in its capacity as a Lender hereunder, and any successor-in-interest thereto.

“Designated Loan Asset” means any Loan Asset designated by the Agent in its sole discretion as a “Designated Loan Asset” at the time of approval of such Loan Asset.

“Determination Date” means the last day of each calendar month.

“Disbursement Request” means a disbursement request from the Borrower to the Agent and the Trustee in the form attached hereto as Exhibit D in connection with a disbursement request from the Unfunded Exposure Account in accordance with Section 2.04(d) or a disbursement request from the Principal Collection Account in accordance with Section 2.21, as applicable.

“Early Opt-in Election” means if the then-current Benchmark is LIBOR, the occurrence of:

(~~1~~a)         ~~(i) a determination by the Agent or (ii)~~ a notification by the ~~Required Lenders~~Administrative Agent to (or the ~~Agent (with a copy to~~request by the Borrower ~~and~~to the ~~Servicer) that the Required Lenders have determined that United States dollars~~ Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities ~~being executed~~ at such time~~, or that include language similar to that contained in Section 11.01 are being executed or amended, as applicable, to incorporate or adopt~~ contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a ~~new~~ benchmark ~~interest~~ rate ~~to replace LIBOR,~~(and such syndicated credit facilities are identified in such notice and are publicly available for review); and

(~~2~~b)         ~~(i)~~ the joint election by the Administrative Agent ~~or (ii)~~and the ~~election by the Required Lenders to declare that an Early Opt-in Election has occurred~~Borrower to trigger a fallback from LIBOR and the provision~~, as applicable,~~ by the Administrative Agent of written notice of such election to ~~the Borrower, the Servicer and~~ the Lenders ~~or by the Required Lenders of written notice of such election to the Agent~~.

“EBITDA” means, with respect to any period and any Loan Asset, the meaning of “EBITDA”, “Adjusted EBITDA” or any comparable definition in the Loan Agreement for such Loan Asset (together with all add-backs and exclusions as designated in such Loan Agreement), and in any case that “EBITDA”, “Adjusted EBITDA” or such comparable definition is not rates as in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if for any reason such rate is not available on any day, the rate determined, in the sole discretion of the Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. on such day.

“Fees” means all fees payable to each Lender pursuant to the terms of any Lender Fee Letter.

“Fifteenth Amendment Effective Date” means December 29, 2021.

“Fifth Amendment Effective Date” means June 7, 2012.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

“Financial Sponsor” means any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“First Lien Last Out Loan Asset” means any Loan Asset that (i) is secured by a valid and perfected first priority Lien on all of the Obligor’s assets constituting Underlying Collateral for the Loan Asset, subject to any expressly permitted liens under the applicable covenants in the Loan Agreement for such Loan Asset, including those set forth in “permitted liens” as defined in the applicable Loan Agreement for such Loan Asset or such comparable definition if “permitted liens” is not defined therein, so long as such definition is reasonable and customary, (ii) has a Loan-to-Value Ratio not greater than 65%, and (iii) is not by its terms (and is not expressly permitted by its terms to become) subordinate in right of payment to any other obligation for borrowed money of the Obligor of such Loan Asset, other than with respect to the liquidation of such Obligor or such Underlying Collateral.

“First Lien Loan Asset” means any Loan Asset that (i) is secured by a valid and perfected first priority Lien on all of the Obligor’s assets constituting Underlying Collateral for the Loan Asset, subject to any expressly permitted liens under the applicable covenants in the Loan Agreement for such Loan Asset, including those set forth in “permitted liens” as defined in the applicable Loan Agreement for such Loan Asset or such comparable definition if “permitted liens” is not defined therein, so long as such definition is reasonable and customary, (ii) has a Loan-to-Value Ratio not greater than 60%, and (iii) provides that the payment obligation of the Obligor on such Loan Asset is either senior to, or pari passu with, all other Indebtedness of such Obligor.

“First Out Attachment Ratio” means, with respect to any Loan Asset, as of any date of determination, an amount equal to the Senior Net Leverage Ratio with respect to all or any portion of such Loan Asset that constitutes first lien senior secured Indebtedness that is not (and cannot by its terms become) subordinate in right of payment to any obligation of the Obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings (excluding any First Lien Last Out Loan Asset or first lien last out Indebtedness within the capital structure).

“First Tier Loan Assignment” has the meaning set forth in the First Tier Purchase and Sale Agreement.

“First Tier Purchase and Sale Agreement” means that certain Amended and Restated Purchase and Sale Agreement, dated as of the Closing Date and amended and restated as of the Restatement Date, between the Transferor, as the seller, and the Equityholder, as the purchaser, as amended, modified, waived, supplemented, restated or replaced from time to time.

“Fixed Rate Excess” means as, as of any date of determination, a fraction (expressed as a percentage) the numerator of which is the product of (i) the greater of zero and the excess of the Weighted Average Coupon for such date of determination over the Minimum Weighted Average Coupon on such date of determination and (ii) the Adjusted Borrowing Value of all Fixed Rate Loan Assets (excluding any defaulted Loan Assets) held by the Borrower as of such date of determination, and the denominator of which is the Adjusted Borrowing Value of all Floating Rate Loan Assets (excluding any defaulted Loan Assets) held by the Borrower as of such date of determination.

“Fixed Rate Loan Asset” means a Loan Asset other than a Floating Rate Loan Asset.

“Floating Rate Loan Asset” means a Loan Asset under which the interest rate payable by the Obligor thereof is based on the Ares Prime Rate or Ares LIBOR Rate, plus some specified interest percentage in addition thereto, and which provides that such interest rate will reset immediately upon any change in the related Ares Prime Rate or Ares LIBOR Rate.

“Floor” means for purposes of this Agreement, 0%.

“Floor Obligation” means, as of any date, a Floating Rate Loan Asset (a) for which the related Underlying Instruments allow a floating rate option, (b) that provides that such floating rate is (in effect) calculated as the greater of (i) a specified “floor” rate per annum and (ii)           the London interbank offered rate or other floating rate for the applicable interest period for such Loan Asset and (c) that, as of such date, bears interest based on such floating rate option, but only if as of such date such London interbank offered rate or other floating rate for the applicable interest period is less than the “floor” rate.

“Foreign Lender” has the meaning assigned to that term in Section 2.11(d)(ii)(B).

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Swingline Lender, such Defaulting Lender’s Pro Rata Share of Swingline Advances other than Swingline Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by the Borrower or for which cash collateral or other credit support acceptable to the Swingline Lender shall have been provided in accordance with the terms hereof.

transaction approved in writing by the Agent, between the Borrower and a Hedge Counterparty that is entered into pursuant to Section 5.09 and is governed by a Hedging Agreement.

“Hedge Notional Amount” means, for any Loan Asset, the aggregate notional amount in effect on any day under all Hedge Transactions entered into pursuant to Section 5.09 for that Loan Asset.

“Hedging Agreement” means each agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into by the Borrower and such Hedge Counterparty pursuant to Section 5.09, which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction; provided that the “Schedule” and the form of each “Confirmation” to any Hedging Agreement shall be subject to the written approval of the Agent, in its reasonable discretion.

“IBA” has the meaning specified in Section 2.26(f).

“Indebtedness” means:

(i)             with respect to any Obligor under any Loan Asset, for the purposes of the definition of the Interest Coverage Ratio, the Senior Net Leverage Ratio and the Net Leverage Ratio, the meaning of “Indebtedness” or any comparable definition in the Loan Agreement for each such Loan Asset, and in any case that “Indebtedness” or such comparable definition is not defined in such Loan Agreement, without duplication, (a) all obligations of such entity for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such entity evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such entity under conditional sale or other title retention agreements relating to property acquired by such entity, (d) all obligations of such entity in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such entity, whether or not the indebtedness secured thereby has been assumed, (f) all guarantees by such entity of indebtedness of others, (g) all Capital Lease Obligations of such entity, (h) all obligations, contingent or otherwise, of such entity as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such entity in respect of bankers’ acceptances; and

(ii)           for all other purposes, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all

“Last Out Attachment Ratio” means, with respect to any Loan Asset, as of any date of determination, an amount equal to the Senior Net Leverage Ratio with respect to all or any portion of such Loan Asset that constitutes first lien senior secured Indebtedness that is (or by its terms could become) subordinate in right of payment to one or more tranches of first lien senior secured indebtedness.

“Lender” means (i) Wells Fargo and (ii) each financial institution which may from time to time become a Lender hereunder by executing and delivering this Agreement or a Joinder Supplement to the Agent and the Borrower as contemplated by Section 2.22, and/or any other Person to whom a Lender assigns any part of its rights and obligations under this Agreement and the other Transaction Documents in accordance with the terms of Section 11.04. For the avoidance of doubt, the Swingline Lender shall constitute a “Lender” with respect to the repayment of Swingline Advances for all purposes hereunder.

“Lender Fee Letter” means each fee letter agreement that shall be entered into by and among the Borrower, the Servicer, the Agent and the applicable Lender in connection with the transactions contemplated by this Agreement, as amended, modified, waived, supplemented, restated or replaced from time to time.

“LIBOR” means, for any day during the Remittance Period, with respect to any Advance (or portion thereof) the greater of (x)(a) the rate per annum appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page) as the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for deposits in dollars at approximately 11:00 a.m., London time, for such day, provided, if such day is not a Business Day, the immediately preceding Business Day, for a one-month maturity; and (b) if no rate specified in clause (a) of this definition so appears on Reuters Screen LIBOR01 Page (or any successor or substitute page), the interest rate per annum at which dollar deposits of $5,000,000 and for a one-month maturity are offered by the principal London office of Wells Fargo in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, for such day and (y) zero.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, claim, preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, lease or other title retention agreement, sale subject to a repurchase obligation, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) or the filing of or agreement to give any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction.

“Lien Release Dividend” has the meaning assigned to that term in Section 2.07(d).

“Lien Release Dividend Date” means the date specified by the Borrower, which date may be any Business Day, provided written notice is given in accordance with Section 2.07(d).

adjust the Net Leverage Ratio for any Loan Asset as determined on the applicable Cut-Off Date.

(c)           waives one or more interest payments, permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Loan Asset (other than any deferral or capitalization already allowed by the terms of the Loan Agreement of any Partial PIK Loan Asset), or reduces the spread or coupon with respect to such Loan Asset; provided that a “Material Modification” shall not be deemed to have occurred pursuant to this clause (c) if (x) such spread or coupon is reduced a maximum of one time and by not more than 20% from the spread or coupon on the related Cut-Off Date and (y) the Interest Coverage Ratio of such Loan Asset is greater than 2.0:1.0 at the time of such reduction; provided further that in connection with any Revenue Recognition Implementation or any Operating Lease Implementation, the Agent (with the consent of the Servicer (such consent not to be unreasonably withheld, delayed or conditioned)) may retroactively adjust the Interest Coverage Ratio for any Loan Asset as determined on the applicable Cut-Off Date.

(d)           (i) in the case of a First Lien Loan Asset, contractually or structurally subordinates such Loan Asset by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than “permitted liens” as defined in the applicable Loan Agreement for such Loan Asset or such comparable definition if “permitted liens” is not defined therein, so long as such definition is reasonable and customary) on any of the Underlying Collateral securing such Loan Asset or (ii) in the case of a First Lien Last Out Loan Asset or Second Lien Loan Asset, (x) contractually or structurally subordinates such Loan Asset to any obligation (other than any loan which existed at the Cut-Off Date for such Loan Asset which is senior to such Loan Asset) by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than “permitted liens” as defined in the applicable Loan Agreement for such Loan Asset or such comparable definition if “permitted liens” is not defined therein, so long as such definition is reasonable and customary) on any of the Underlying Collateral securing such Loan Asset or (y) increases the commitment amount of any loan senior to such Loan Asset and the Net Leverage Ratio of such Loan Asset increases by more than 0.5x as a result of such increase;

(e)           substitutes, alters or releases the Underlying Collateral securing such Loan Asset and each such substitution, alteration or release, as determined in the sole reasonable discretion of the Agent, materially and adversely affects the value of such Loan Asset;

(f)            provides additional funds to the Obligor of such Loan Asset with the intent of keeping that Loan Asset current; or

(g)           amends, waives, forbears, supplements or otherwise modifies (i) the meaning of “Senior Net Leverage Ratio”, “Net Leverage Ratio”, “Interest Coverage Ratio”, or “Permitted Liens” or any respective comparable definitions in the Loan Agreement for such Loan Asset or (ii) any term or provision of such Loan Agreement referenced in or utilized in the calculation of the “Senior Net Leverage Ratio”, “Net Leverage Ratio”, “Interest Coverage Ratio”, or “Permitted Liens” or any respective comparable definitions for such Loan Asset, in either case in a manner that, in the sole reasonable judgment of the Agent, is materially adverse to the Secured Parties; provided that in connection with any Revenue Recognition Implementation or any Operating Lease Implementation, the Agent (with the consent of the Servicer (such consent not to be unreasonably withheld, delayed or conditioned)) may retroactively adjust the Interest Coverage Ratio, Senior Net Leverage Ratio or Net Leverage Ratio for any Loan Asset as determined on the applicable Cut-Off Date.

“Maximum Facility Amount” means the aggregate Commitments of the Lenders then in effect, which amount may be up to $1,525,000,000, as such amount may vary from time to time pursuant to Section 2.18(b) or Section 2.22; provided that, at all times after the Reinvestment Period, the Maximum Facility Amount shall mean the aggregate Advances Outstanding at such time.

“Minimum Required Equity Amount” means, as of any date of determination, an amount equal to the greater of (i) $300,000,000 and (ii) the sum of the Adjusted Borrowing Values of all Eligible Loan Assets attributable to the three Obligors having the largest Obligor concentration; such Obligor concentrations to be determined by summing, for each Obligor, the Adjusted Borrowing Values for all Eligible Loan Assets of such Obligor on such date of determination.

“Minimum Weighted Average Coupon” means 5.00%.

“Minimum Weighted Average Coupon Test” means a test that will be satisfied on any date of determination if the Weighted Average Coupon of all Loan Assets included in the Collateral Portfolio is equal to or greater than the Minimum Weighted Average Coupon.

“Minimum Weighted Average Spread” means 3.00%.

“Minimum Weighted Average Spread Test” means a test that will be satisfied on any date of determination if the Weighted Average Spread of all Loan Assets included in the Collateral Portfolio is equal to or greater than the Minimum Weighted Average Spread.

“Monthly Period” means, for any date of determination, the period from but excluding the immediately preceding Determination Date to and including the immediately succeeding Determination Date.

“Moody’s” means Moody’s Investors Service, Inc. (or its successors in interest).

“Mortgage” means the mortgage, deed of trust or other instrument creating a Lien on an interest in real property securing a Loan Asset, including the assignment of leases and rents related thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which, in the case of the Borrower, the Borrower or any ERISA Affiliate thereof, or in the case of the Servicer, the Servicer or any ERISA Affiliate thereof, contributed or

“Purchase and Sale Agreements” means the First Tier Purchase and Sale Agreement and the Second Tier Purchase and Sale Agreement.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Records” means all documents relating to the Loan Assets, including books, records and other information executed in connection with the origination or acquisition of the Collateral Portfolio or maintained with respect to the Collateral Portfolio and the related Obligors that the Borrower, the Transferor or the Servicer have generated, in which the Borrower, the Transferor or the Equityholder have acquired an interest pursuant to the Purchase and Sale Agreements or in which the Borrower, the Transferor or the Equityholder have otherwise obtained an interest.

“Recoveries” means, as of the time any Underlying Collateral with respect to any Loan Asset subject to clauses (ii) or (iv) of the definition of “Value Adjustment Event”, as applicable, is sold, discarded or abandoned (after a determination by the Servicer that such Underlying Collateral has little or no remaining value) or otherwise determined to be fully liquidated by the Servicer in accordance with the Servicing Standard, the proceeds from the sale of the Underlying Collateral, the proceeds of any related Insurance Policy, any other recoveries with respect to such Loan Asset, as applicable, the Underlying Collateral, and amounts representing late fees and penalties, net of any amounts received that are required under such Loan Asset, as applicable, to be refunded to the related Obligor.

“Reference Time” With respect to any setting of any then-current Benchmark (a) if such Benchmark is LIBOR, 11:00 a.m. (London time) on the day that is two (2) London banking days preceding the date of such setting, and (b) if such Benchmark is not LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning assigned to that term in Section 2.14.

“Registered” means, for the purposes of the definition of “Permitted Investments”, in registered form for United States federal income tax purposes and issued after July 18, 1984; provided that a certificate of interest in a grantor trust shall not be treated as Registered unless each of the obligations or securities held by the trust was issued after that date.

“Reinvestment Period” means, the ~~date~~period commencing on the ~~Eighth Amendment Effective~~Closing Date and ending on the earliest to occur of (i) ~~January 31, 2023~~the three year anniversary of the Fifteenth Amendment Effective Date (or such later date as is agreed to in writing by the Borrower, the Servicer, the Agent and the Lenders pursuant to Section 2.19), (ii) the occurrence of an Event of Default (past any applicable notice or cure period provided in the definition thereof) and (iii) the date of any voluntary termination by the Borrower pursuant to Section 2.18(b); provided that if any of the foregoing is not a Business Day, the Reinvestment Period shall end on the next succeeding Business Day.

Required Lenders; provided further that with respect to the waiver of an Event of Default pursuant to Section 11.01 or the appointment of a replacement Servicer pursuant to Section 6.01(c), Required Lenders shall also include each Lender holding 20% or more of the aggregate Commitments (provided that such Lender also held 20% or more of the aggregate Commitments as of the ~~Thirteenth~~Fifteenth Amendment Effective Date).

“Required Loan Documents” means, for each Loan Asset, originals (except as otherwise indicated) of the following documents or instruments, all as specified on the related Loan Asset Checklist:

(a)           (i) other than in the case of a Noteless Loan Asset, the original or, if accompanied by an original “lost note” affidavit and indemnity, a copy of, the underlying promissory note, endorsed by the Borrower or the prior holder of record either in blank or to the Trustee (and evidencing an unbroken chain of endorsements from each prior holder thereof evidenced in the chain of endorsements either in blank or to the Trustee, subject to Section 11.19), with any endorsement to the Trustee to be in the following form: “U.S. Bank National Association, as Trustee for the Secured Parties” and (ii) in the case of a Noteless Loan Asset (x) a copy of each transfer document or instrument relating to such Noteless Loan Asset evidencing the assignment of such Noteless Loan Asset to the Transferor and from the Transferor to the Borrower (or, in the case of Third Party Acquired Loan Assets purchased by the Transferor from third parties, from such third party directly to the Borrower as provided in Section 11.19) and from the Borrower either to the Trustee or in blank, and (y) a copy of the Loan Asset Register with respect to such Noteless Loan Asset, as described in Section 5.03(l)(ii);

(b)           originals or copies of each of the following, to the extent applicable to the related Loan Asset; any related loan agreement, credit agreement, note purchase agreement, security agreement (if separate from any Mortgage), sale and servicing agreement, acquisition agreement, subordination agreement, intercreditor agreement or similar instruments, guarantee, Insurance Policy, assumption or substitution agreement or similar material operative document, in each case together with any amendment or modification thereto, as set forth on the Loan Asset Checklist;

(c)           if any Loan Asset is secured by a Mortgage, in each case as set forth in the Loan Asset Checklist:

(i)            either (i) the original Mortgage, the original assignment of leases and rents, if any, and the originals of all intervening assignments, if any, of the Mortgage and assignments of leases and rents with evidence of recording thereon,

(ii)           copies thereof certified by the Servicer, by closing counsel or by a title company or escrow company to be true and complete copies thereof where the originals have been transmitted for recording until such time as the originals are returned by the public recording office; provided that, solely for purposes of the Review Criteria, the Collateral Custodian shall have no duty to ascertain whether any certification set forth in this subsection (c)(ii) has been received, other than a certification which has been clearly delineated as being provided by the Servicer or (iii) copies certified by the public recording offices where such documents the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

~~“SOFR-Based Rate” means SOFR or Term SOFR.~~

“Spread Differential” means, for any date of determination, (a) the weighted average interest rate of the Loan Assets included in the Collateral Portfolio (and for the avoidance of doubt, with respect to Floating Rate Loan Assets, including LIBOR) on such date minus (b) the Yield Rate for such date.

“Spread Excess” means, as of any date of determination, a fraction (expressed as a percentage) the numerator of which is the product of (i) the greater of zero and the excess of the Weighted Average Spread for such date of determination over the Minimum Weighted Average Spread on such date of determination and (ii) the Adjusted Borrowing Value of all Floating Rate Loan Assets (excluding any defaulted Loan Assets) held by the Borrower as of such date of determination, and the denominator of which is the Adjusted Borrowing Value of all Fixed Rate Loan Assets (excluding any defaulted Loan Assets) held by the Borrower as of such date of determination.

“State” means one of the fifty states of the United States or the District of Columbia.

“Stated Maturity Date” means ~~January 31, 2025~~, the five year anniversary following the Fifteenth Amendment Effective Date or such later date as is agreed to in writing by the Borrower, the Servicer, the Agent and the Lenders pursuant to Section 2.19.

“Subsidiary” means with respect to a person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such person.

“Substitute Eligible Loan Asset” means each Eligible Loan Asset Pledged by the Borrower to the Trustee, on behalf of the Secured Parties, pursuant to Section 2.07(a) or Section 2.07(e)(ii).

“Supermajority” means a combination of Lenders representing an aggregate of more than 66-2/3% of the aggregate Commitments of the Lenders then in effect; provided that, if there are two or more unaffiliated Lenders party to this Agreement as of the applicable date of determination, then at least two such Lenders shall be required to constitute a Supermajority; provided further that the Commitment of, and the portion of any outstanding Advances, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of a Supermajority.

“Swingline Advance” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.01, and all such swingline loans collectively as the context requires.

“Swingline Commitment” means the commitment of the Swingline Lender to fund Swingline Advances, subject to the terms and conditions herein, in an amount not greater than $175,000,000 (without regard to any future reimbursement of Swingline Advances by the Lenders), as such amount may be reduced, increased or assigned from time to time pursuant to the provisions of this Agreement. The Swingline Commitment is a sub-limit of the Commitment of the Swingline Lender, in its capacity as a Lender hereunder, and is not in addition thereto.

“Swingline Lender” means Wells Fargo in its capacity as swingline lender hereunder or any successor thereto.

“Swingline Refund Date” has the meaning assigned to that term in Section 2.25(a).

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in EUR.

“Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Term Loan Asset” means a Loan Asset that is a term loan that has been fully funded and does not contain any unfunded commitment on the part of the Transferor arising from an extension of credit by the Transferor to an Obligor.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means, a notification by the Administrative Agent to the Lenders and the Borrower of ~~(i)~~ the occurrence of a Term SOFR Transition Event ~~and (ii) the determination of the proposed Benchmark Replacement Adjustment related to Term SOFR, if any~~.

“Term SOFR Transition Event” means, the determination by the Administrative Agent, in consultation with the Borrower, that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) ~~this Agreement was previously amended to provide for~~a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in the replacement of the applicable then-current Benchmark with respect to any Obligations denominated in Dollars or calculated with respect thereto for all purposes hereunder and under any Transaction Document in accordance with Section 2.26 with a Benchmark Replacement ~~that~~the Unadjusted Benchmark Replacement component of which is not Term SOFR.

“Third Party Acquired Loan Asset” means any Loan Asset purchased by the Transferor from third parties not Affiliated with the Transferor and then sold from the Transferor to the Equityholder pursuant to the First Tier Purchase and Sale Agreement and from the Equityholder to the Borrower pursuant to the Second Tier Purchase and Sale Agreement.

“Thirteenth Amendment Effective Date” means January 31, 2020.

“Transaction Documents” means this Agreement, any Hedging Agreement, any Joinder Supplement, the Purchase and Sale Agreements, the Participation Agreement, the Collection Account Agreement, the Unfunded Exposure Account Agreement, the Trustee and Collateral Custodian Fee Letter, any Lender Fee Letter, the Pledge Agreement and each document, instrument or agreement related to any of the foregoing.

“Transferee Letter” has the meaning assigned to that term in Section 2.22.

“Transferor” means Ares, in its capacity as the transferor hereunder and as the seller under the First Tier Purchase and Sale Agreement, together with its successors and assigns in such capacity.

“Trustee” has the meaning assigned to that term in the preamble hereto.

“Trustee Expenses” means the trustee expenses set forth in the Trustee and Collateral Custodian Fee Letter and any other accrued and unpaid fees, expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower or the Servicer to the Trustee under the Transaction Documents.

“Trustee and Collateral Custodian Fee Letter” means the Trustee and Collateral Custodian Fee Letter, dated as of the Restatement Date and amended and restated on the Fifth Amendment Effective Date, between the Trustee, the Collateral Custodian, the Borrower, the Servicer and the Agent, as such letter may be amended, modified, supplemented, restated or replaced from time to time.

“Trustee Fees” means the trustee fees set forth in the Trustee and Collateral Custodian Fee Letter, as such fee letter may be amended, restated, supplemented and/or otherwise modified from time to time.

“Trustee Termination Notice” has the meaning assigned to that term in Section 10.05.

“U.S. Bank” has the meaning assigned to that term in the preamble hereto.

“U.S. Person” has the meaning assigned to that term in Section 2.11(d)(ii)(A).

“U.S. Tax Compliance Certificate” has the meaning assigned to that term in Section 2.11(d)(ii)(B)(3).

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Unadjusted Benchmark Replacement” means, the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Underlying Collateral” means, with respect to a Loan Asset, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Loan Asset, as applicable, including, without limitation, mortgaged property and/or a pledge of the stock, membership or other ownership interests in the related Obligor and all proceeds from any sale or other disposition of such property or other assets.

“Unfunded Exposure Account” means a special trust account (account number 787456-702 at the Bank) in the name of the Borrower subject to the Lien of the Trustee for the benefit of the Secured Parties; provided that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower and the Borrower shall be solely liable for any Taxes payable with respect to the Unfunded Exposure Account.

“Unfunded Exposure Account Agreement” means that certain controlled account agreement (unfunded exposure account), dated as of the Second Amendment Effective Date, among the Borrower, the Servicer, the Bank, the Agent, and the Trustee, which agreement relates to the Unfunded Exposure Account, as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof.

“Unfunded Exposure Amount” means, as of any date of determination, the amount, if any, by which (i) the aggregate of all Exposure Amounts exceeds (ii) the amount on deposit in the Unfunded Exposure Account.

“Unfunded Exposure Equity Amount” means, as of any date of determination, with respect to any Revolving Loan Asset or Delayed Draw Loan Asset, an amount equal to (a) the Exposure Amount for such Revolving Loan Asset or Delayed Draw Loan Asset multiplied by (b) the difference of 100% minus the product of (i) the Applicable Percentage for such Revolving Loan Asset or Delayed Draw Loan Asset and (ii) the Assigned Value for such Revolving Loan Asset or Delayed Draw Loan Asset.

“Unfunded Exposure Equity Shortfall” means, as of any date of determination, an amount equal to the excess, if any, of (i) the aggregate of all Unfunded Exposure Equity Amounts over (ii) the amount on deposit in the Unfunded Exposure Account.

“United States” means the United States of America.

“Unmatured Event of Default” means any event that, if it continues uncured, will, with lapse of time, notice or lapse of time and notice, constitute an Event of Default.

“Unrestricted Cash” the meaning of “Unrestricted Cash” or any comparable definition in the Loan Agreements for each Loan Asset, and in any case that “Unrestricted Cash” or such comparable definition is not defined in such Loan Agreement, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than blanket liens permitted under or granted in accordance with such Loan Agreement).

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

“Value Adjustment Event” means, with respect to any Loan Asset, the occurrence of any one or more of the following events after the related Cut-Off Date:

(i)            (x) The Interest Coverage Ratio for any Relevant Test Period with respect to such Loan Asset is (A) less than 90% of the Interest Coverage Ratio with respect to such Loan Asset as calculated on the applicable Cut-Off Date, and (B) less than 1.50:1.00, or (y) the Senior Net Leverage Ratio (or, with respect to any Second Lien Loan Asset or Designated Loan Asset, the Net Leverage Ratio) for any Relevant Test Period of the related Obligor with respect to such Loan Asset is (A) more than ~~0.50~~0.75x higher than such ratio as calculated on the applicable Cut-Off Date, and (B) greater than 3.50:1.00; provided that in connection with any Revenue Recognition Implementation or any Operating Lease Implementation, the Agent (with the consent of the Servicer (such consent not to be unreasonably withheld, delayed or conditioned)) may retroactively adjust the Interest Coverage Ratio, the Senior Net Leverage Ratio, or the Net Leverage Ratio for any Loan Asset as determined on the applicable Cut-Off Date;

(ii)           an Obligor payment default under any Loan Asset (after giving effect to any applicable grace or cure periods, but in any case not to exceed five Business Days, in accordance with the Loan Agreement);

(iii)          (x) the failure to deliver a “loan level” financial reporting package no later than 45 days after the end of each month (to the extent required by the underlying loan documents), 60 days after the end of each quarter or 130 days after the end of each fiscal year, or such greater number of days as allowed in the Loan Agreement, including any grace and/or cure periods set forth in the Loan Agreement, but which shall in no case exceed 150 days after the end of each fiscal year (unless waived or otherwise agreed to by the Agent in its sole discretion) or (y) any other Obligor default under any Loan Asset (after giving effect to any applicable grace or cure periods in accordance with the Loan Agreement) that could reasonably be expected to have a material and adverse effect on the creditworthiness of such Obligor or on the collectability of any amount required to be paid under the related Loan Agreement for such Loan Asset;

(iv)          a Bankruptcy Event with respect to the related Obligor;

additional amounts as will compensate such Affected Party for such reduction; provided that, notwithstanding anything in this Section 2.10(b) to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in law” for the purposes of clause (i) above, regardless of the date enacted, adopted or issued. For the avoidance of doubt, if the issuance of any amendment or supplement to Interpretation No. 46 or to Statement of Financial Accounting Standards No. 140 by the Financial Accounting Standards Board, or the issuance of any other pronouncement, release or interpretation, causes or requires the consolidation of all or a portion of the assets and liabilities of the Transferor, the Borrower or any Secured Party with the assets and liabilities of the Agent or any Lender and, as a result, imposes any loss, cost, expense, reduction of return on capital or other loss, such event shall constitute a circumstance on which such Indemnified Party may base a claim for reimbursement under this Section 2.10. For the further avoidance of doubt, any increase in cost and/or reduction in Yield with respect to any Affected Party caused by regulatory capital allocation adjustments due to Financial Accounting Standards Nos. 166, 167 and subsequent statements and interpretations shall constitute a circumstance on which such Affected Party may base a claim for reimbursement under this Section 2.10.

(c)           In determining any amount provided for in this Section 2.10, the Affected Party may use any reasonable averaging and attribution methods. The Agent, on behalf of any Affected Party making a claim under this Section 2.10, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of such additional or increased costs, which certificate shall be conclusive absent manifest error.

(d)           The payment of amounts under this Section 2.10 shall be on an after Tax basis.

(e)           Notwithstanding anything to the contrary herein, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in Applicable Law for purposes of clause (a) above, regardless of the date enacted, adopted or issued.

(f)            If a Eurodollar Disruption Event with respect to any Lender occurred on any date prior to the occurrence of a Benchmark Transition Event, such Lender shall in turn so notify the Borrower, whereupon all Advances Outstanding of the affected Lender in respect of which Interest accrues at LIBOR shall immediately be converted into Advances Outstanding in respect of which such Interest accrues at the Base Rate.

have been made, purchase an undivided participating interest in the Swingline Advance to be refunded in an amount equal to its Pro Rata Share of the aggregate amount of such Swingline Advance. Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Advance, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).

(d)           Notwithstanding anything to the contrary contained in this Section 2.25, the Swingline Lender shall not be obligated to make any Swingline Advance at a time when any other Lender is a Defaulting Lender, unless the Swingline Lender has entered into arrangements (which may include the delivery of cash collateral) with the Borrower or such Defaulting Lender which are satisfactory to the Swingline Lender to eliminate the Swingline Lender’s Fronting Exposure (after giving effect to Section 2.23(a)(iii)) with respect to any such Defaulting Lender.

Section 2.26           Effect of Benchmark Transition Event.

(a)           Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of any then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(i) or (a)(ii) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date and such Benchmark, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document upon delivery by the Administrative Agent of notice pursuant to Section 2.26(c) hereunder and (y) if a Benchmark Replacement is determined in accordance with clause (a)(iii) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date and such Benchmark, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date on which notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders holding greater than 50% of the aggregate Commitments then in effect (or, after the end of the Reinvestment Period, the Advances Outstanding).

Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the applicable then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document upon delivery by the Administrative Agent of notice pursuant to Section 2.26(c) hereunder; provided that this paragraph shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may elect or not elect to do so in its sole discretion.

(b)           Benchmark Replacement Conforming Changes. In connection with the implementation of any Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document upon delivery by the Administrative Agent of notice pursuant to Section 2.26(c) hereunder.

(c)           Notices. The Administrative Agent will promptly notify the Borrower and the Lenders (with a copy to the Collateral Agent) of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to the below and (v) the commencement or conclusion of any Benchmark Unavailability Period.

Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if any then-current Benchmark is a term rate (including Term SOFR or LIBOR) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Remittance Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Remittance Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(d)           Standards for Decisions and Determinations. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.26 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.26 (or the defined terms used in this Section 2.26).

(e)           Benchmark Unavailability Period. For any determination of interest hereunder or under any other Transaction Document during a Benchmark Unavailability Period with respect to a given Benchmark, the principal amount of Advances which bear interest on such Benchmark, shall instead bear interest determined in relation to the Base Rate, computed as otherwise described herein; provided, however, that no such determination of interest shall take effect during any applicable Remittance Period.

(f)           London Interbank Offered Rate Benchmark Transition Event. On March 5, 2021, the ICE Benchmark Administration (the “IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority, the regulatory supervisor of the IBA, announced in public statements (the “Announcements”) that the final publication or representativeness date for the London interbank offered rate for: (i) Dollars for 1-week and 2-month tenor settings will be December 31, 2021 and (ii) Dollars for overnight, 1-month, 3-month, 6-month and 12-month tenor settings will be June 30, 2023. No successor administrator for the IBA was identified in such Announcements. The parties hereto agree and acknowledge that the Announcements resulted in the occurrence of a Benchmark Transition Event with respect to the London interbank offered rate for Dollars and that any obligation of the Administrative Agent to notify any parties of any such Benchmark Transition Event pursuant to clause (c) of this Section 2.26 shall be deemed satisfied.

ARTICLE III.

CONDITIONS PRECEDENT

Section 3.01           Conditions Precedent to Effectiveness.

(a)           This Agreement shall be effective upon satisfaction of the conditions precedent that:

(i)            all reasonable up-front expenses and fees (including legal fees and any fees required under any Lender Fee Letter and the Trustee and Collateral Custodian Fee Letter) that are invoiced at or prior to the Restatement Date shall have been paid in full;

(ii)           any and all information submitted to each Lender and the Agent by the Borrower, the Transferor, the Equityholder or the Servicer or any of their Affiliates is true, accurate, complete in all material respects and not misleading in any material respect;

(iii)          each Lender shall have received all documentation and other information requested by such Lender in its sole discretion and/or required by regulatory authorities with respect to the Borrower, the Transferor and the Servicer under applicable “know your customer” and Anti-Money Laundering Laws, including, without limitation, the USA PATRIOT Act, all in form and substance reasonably satisfactory to each Lender;

unless it has received instructions from the Servicer or the Agent, as applicable. The Trustee shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Agent. In no event shall the Trustee be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)            The Trustee shall not be liable for the acts or omissions of the Collateral Custodian under this Agreement and shall not be required to monitor the performance of the Collateral Custodian. Notwithstanding anything herein to the contrary, unless appointed as successor Collateral Custodian hereunder, the Trustee shall have no duty to perform any of the duties of the Collateral Custodian under this Agreement.

(j)            The Trustee and the Bank shall be under no obligation to (i) monitor, determine or verify the unavailability or cessation of LIBOR, SOFR, Term SOFR, Benchmark Replacement (or other applicable interest rate), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of (except as expressly provided herein), any Benchmark Transition Event or any amendment or change required to be made to the applicable interest rate, (ii) select, determine or designate any LIBOR, SOFR, Term SOFR, Benchmark Replacement or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, (iii) select, determine or designate any Benchmark Replacement Adjustment or other modifier to any replacement or successor index, or (iv) determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing.

(k)            The Trustee and the Bank shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of LIBOR, SOFR, Term SOFR, Benchmark Replacement (or other applicable interest rate) and absence of a designated replacement Interest Rate, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Agent or Required Lenders, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties.

Section 10.07         Trustee Resignation.

The Trustee may resign at any time by giving not less than 90 days written notice thereof to the Agent (who will provide each Lender with a copy promptly upon receipt thereof) and with the consent of the Agent, which consent shall not be unreasonably withheld. Upon receiving such notice of resignation, the Agent shall promptly appoint a successor trustee or trustees by written instrument, in duplicate, executed by the Agent, one copy of which shall be delivered to the Trustee so resigning and one copy to the successor trustee or trustees, together with a copy to the Borrower, Servicer and Collateral Custodian. If no successor trustee shall have been appointed and an instrument of acceptance by a successor Trustee shall not have been delivered to the Trustee within 45 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a

(h)           release all or substantially all of the Collateral Portfolio or release any Transaction Document (other than as specifically permitted or contemplated in this Agreement or the applicable Transaction Document) without the written consent of each Lender; or

(i)            make material amendments to the definitions of “Collateral Quality Test”, “Minimum Weighted Average Coupon Test”, “Minimum Weighted Average Spread Test” or any definitions therein, in each case, without the written consent of a Supermajority of the Lenders;

(j)            make any modification to the definitions of “Borrowing Base”, “Adjusted Borrowing Value”, “Excess Concentration Amount” or any definitions therein, in each case, which would have a material adverse effect on the calculation of the Borrowing Base, without the written consent of each Lender;

provided, further, that (i) any amendment of this Agreement that is solely for the purpose of adding a Lender may be effected with the consent of the Agent, but without the written consent of the Borrower or any Lender, (ii) no such amendment, waiver or modification materially adversely affecting the rights or obligations of the Trustee, the Bank or the Collateral Custodian shall be effective without the written agreement of the Trustee, the Bank or the Collateral Custodian, as applicable, (iii) no amendment, waiver or modification adversely affecting the rights or obligations of any Hedge Counterparty shall be effective without the written agreement of such Person, (iv) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement, (v) no amendment, waiver or consent shall, unless in writing and signed by the Agent, affect the rights or duties of the Agent under this Agreement or any other Transaction Document and (vi) the Agent and the Borrower shall be permitted to amend any provision of the Transaction Documents (and such amendment shall become effective without any further action or consent of any other party to any Transaction Document) if the Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. For the avoidance of doubt, in the event that an Event of Default has occurred but has been waived unconditionally and in its entirety in accordance with the terms hereof, such Event of Default shall be deemed to have not “occurred” and references to “after the occurrence of an Event of Default” shall be inapplicable for all purposes in this Agreement or any of the Transaction Documents, except to the extent otherwise provided for in the relevant waiver; provided that any waiver which by its terms becomes effective upon certain conditions precedent being met will not be considered a conditional waiver solely due to the existence of such conditions precedent if all such conditions precedent to effectiveness have been satisfied. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

~~Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Agent and the Borrower may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Agent has delivered such proposed amendment to all Lenders, the Servicer and the Borrower so long as the Agent has not received, by such time, written notice of objection from Lenders comprising the Required Lenders to (x) in the case of an amendment to replace LIBOR with a SOFR-Based Rate, the Benchmark Replacement Adjustment or (y) in the case of an amendment to replace LIBOR with a Benchmark Replacement that is not a SOFR-Based Rate, such amendment;~~ provided ~~that for the avoidance of doubt, in the case of clause (x), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in such amendment. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Agent written notice that such Required Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this~~ Section 11.01 ~~will occur prior to the applicable Benchmark Transition Start Date.~~

~~In connection with the implementation of a Benchmark Replacement, the Agent, in consultation with the Borrower, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.~~

~~The Agent will promptly notify the Borrower, the Servicer and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or Lenders pursuant to this~~ Section 11.01 ~~including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this~~ Section 11.01~~.~~

~~During any Benchmark Unavailability Period, (x) all Advances denominated in United States dollars shall bear interest at the Base Rate and (y) the Borrower may revoke any Notice of Borrowing to be made or any continuation of an Advance during such Benchmark Unavailability Period.~~

~~Notwithstanding anything to the contrary in this Agreement or in any other Transaction Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, if the Benchmark Replacement is not Term SOFR, then the Benchmark Replacement shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, for all purposes hereunder or under any Transaction Document without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document, and such changes shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Agent shall have delivered a Term SOFR Notice.~~

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:	ARES CAPITAL CP FUNDING LLC

By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

TRUSTEE:	U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

BANK:	U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

COLLATERAL CUSTODIAN:	U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

ANNEX A

Commitments

Lender	Commitment
Wells Fargo Bank, National Association	$900,000,000
Bank of America, N.A.	$375,000,000
Sampension Livsforsikring A/S	$127,000,000
Arkitekternes Pensionskasse	$9,000,000
Pensionskassen for Jordbrugsakademikere og Dyrlæger	$14,000,000
Canadian Imperial Bank of Commerce	$100,000,000
~~TIAA, FSB~~